CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Amendment No. I to Form S-3 of our report dated March 25, 2008 relating to the consolidated financial statements of Telestone Technologies Corporation for the years ended December 31, 2006 and 2007 and our report dated March 31, 2009 relating to the consolidated financial statements of Telestone Technologies Corporation for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Mazars

Mazars CPA Limited
Certified Public Accountants
Hong Kong
March 11, 2010